UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 1, 2005

THERMOVIEW INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15469	61-1325129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5611 Fern Valley Road Louisville, Kentucky	40228
(Address of principal executive offices)	(Zip Code)

(502) 968-2020
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01(a) Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 28, 2005, ThermoView Industries, Inc. received notice from the staff of The American Stock Exchange ("AMEX") indicating that we did not satisfy certain AMEX standards, including Section 1003(a)(i) of the AMEX Company Guide, in that our stockholders' equity is less than $2 million and we have sustained losses from continuing operations and/or net losses in two of our three most recent fiscal years. In addition, AMEX has indicated that we did not satisfy Section 1003(a)(ii) of the AMEX Company Guide because our stockholders' equity is less than $4 million and we have sustained losses from continuing operations and/or net losses in three of our four most recent fiscal years.

In order to maintain listing of our Common Stock on AMEX, we timely submitted a plan by May 31, 2005, advising AMEX of the actions we have taken and will take that would bring us into compliance with the applicable listing standards. By letter of June 28, 2005, AMEX accepted the plan, granting us an extension to continue our listing during the plan period until October 30, 2006, during which time we will be subject to periodic review to determine whether we are making progress consistent with the plan. If we are not in compliance with the continued listing standards at the end of the plan period or do not make progress consistent with the plan during such period, AMEX may initiate delisting proceedings with respect to our Common Stock.

Our Common Stock continues to trade on AMEX.

ITEM 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release issued June 30, 2005, regarding receipt of notice of non-satisfaction of American Stock Exchange listing standards

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ThermoView Industries, Inc.

Date: July 1, 2005	By: /s/ Charles L. Smith
Charles L. Smith President